Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC. ANNOUNCES EXPIRATION

AND RESULTS OF ITS EXCHANGE OFFER FOR ITS ZERO-COUPON

CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2022

NAPLES, FLORIDA (December 29, 2004) — Health Management Associates, Inc. (NYSE: HMA) announced today the expiration of its offer to exchange its outstanding Zero-Coupon Convertible Senior Subordinated Notes due 2022 (CUSIP Numbers: 421933AC6 and 421933AD4) (“Old Notes”) for a new issuance of Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 (CUSIP Number: 421933AG7) (“New Notes”).

The exchange offer expired at 12 midnight, New York City time, on December 28, 2004. As of the expiration of the exchange offer, approximately $329,828,000 aggregate principal amount at maturity of Old Notes, representing approximately 99.95 percent of the aggregate principal amount at maturity of Old Notes which are outstanding, had been tendered in exchange for an equal principal amount at maturity of New Notes. All Old Notes that were properly tendered have been accepted for exchange. The settlement of the exchange of New Notes for Old Notes is expected to take place on December 30, 2004. Following the consummation of the exchange offer, approximately $172,000 aggregate principal amount at maturity of Old Notes will remain outstanding.

Information concerning the exchange offer and copies of the Exchange Circular and related documents may be obtained from Global Bondholder Services Corporation (866) 389-1500.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and upon completing the previously announced transaction to acquire the 312-bed Bon Secours Venice Hospital, 212-bed Bon Secours St. Joseph’s Hospital, 133-bed Bon Secours St. Mary’s Hospital will operate 56 hospitals in 16 states with approximately 8,233 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

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Health Management Associates, Inc., Page 2

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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